DISTRIBUTION AND SERVICE AGREEMENT
                       ----------------------------------

     AGREEMENT made as of the _____day of __________, 200__ by and between T. Rowe Price Investment Services, Inc. ("DISTRIBUTOR"), and __________________ ("COMPANY").


                                  WITNESSETH:
                                  -----------

     WHEREAS, the Distributor is the principal underwriter of the T. Rowe Price open-end investment companies ("FUNDS") registered under the Investment Company Act of 1940, as amended (the "40 ACT") and certain of such Funds have issued multiple classes (each a "CLASS"; collectively as "CLASSES") of shares;

     WHEREAS, the Company is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "34 ACT") and with the National Association of Securities Dealers, Inc. ("NASD") and wishes to offer its clients ("CLIENTS") one or more of the Classes set forth on Schedule A; and

     WHEREAS, the Distributor wishes to retain the Company to furnish certain services with respect to distribution, shareholder servicing, maintenance of shareholder accounts and other administrative services ("SERVICES") for each Class listed in Schedule A attached hereto, as may be amended from time to time, and the Company is willing to furnish such services.

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, Distributor and Company hereby agree, as follows:


1.   TRANSACTIONS IN THE CLASSES
     ---------------------------

    a)Subject to the terms and conditions of this Agreement and those of the applicable prospectus and statement of additional information ("SAI") for the affected Class, Distributor will make shares of each Class available to be purchased, exchanged or redeemed by Company on behalf of its Clients at the net asset value applicable to each order, as determined in accordance with each Class's then-effective prospectus and SAI.

     b)
Distributor shall notify Company immediately if any qualification of shares of a Class for sale in any state or other jurisdiction within the United States is terminated or if Distributor or a Class wishes to prevent Company from placing or continuing to place purchase orders for shares of a Class on behalf of its clients who reside in a particular state or other jurisdiction. Company agrees that it will offer or sell shares of the Classes only in compliance with applicable federal and state securities laws.
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PAGE 44

     c.Distributor hereby appoints Company as agent for the limited purpose of receiving orders for the Classes from its Clients.

     d.
Company agrees that, in connection with transactions in Class shares, and except as otherwise agreed to by the parties, Company will follow the operating procedures set forth in Schedule B to this Agreement.

     e.
Company agrees to monitor its Client's accounts for excessive trading or market timing activity (as determined by Distributor) and agrees to work with Distributor to deter or block any future such activity.


2.   SERVICES
     --------

     The Company agrees to provide, and incur all expenses incident to providing, Services with respect to investment in the Classes by its Clients. It is anticipated that such Services may include but shall not be limited to:

     A.
DISTRIBUTION SERVICES. Distribution Services include any activities primarily intended to result in the sale of shares of one or more Classes including but not limited to:

       (1)
distribution of prospectuses, SAI and shareholder reports for the Class(es) for other than existing shareholders of such Class(es);

       (2)
the preparation and distribution of sales literature and advertising materials for the Class(es);

       (3)
provision to each Client of access to one or more of Company's representatives who will provide personal service and attention with respect to the foregoing; and

       (4)  other distribution Services as mutually agreed upon by both parties.

     B.SHAREHOLDER SERVICING, MAINTENANCE OF SHAREHOLDER ACCOUNTS AND/OR OTHER ADMINISTRATIVE SERVICES. Shareholder and Administrative Services include Services with respect to a Class, its accounts and/or shareholders. Such services may include but are not limited to:

       (1) Mailing of prospectuses, reports, notices, proxies and proxy statements and other informational materials to Clients who are existing shareholders of the Class;

       (2) Transmission of net purchase or redemption orders to Classes' transfer agent;

       (3) Maintenance of separate records for each Client reflecting, as to each Class, shares purchased and redeemed and share balances;

       (4) Mailing of shareholder confirmations and periodic statements;
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PAGE 45

       (5) Provision of information to Clients regarding the Price Funds supplied to the Company by T. Rowe Price or its affiliates;

       (6) Provision of shareholder support services with respect to the Clients' accounts;

       (7) Telephonic support to respond to questions about the Clients' investment in the Class and the Clients' accounts; and

       (8) Provision of other non-distribution Services as shall be mutually agreed upon from time to time by the parties.


3.   PAYMENT OF 12B-1 FEES.
     ---------------------

     a. As compensation for performing Services with respect to a Class, Distributor shall pay Company a fee at the rate specified for that Class on Schedule C, such fee to be calculated and accrued daily and paid quarterly, and which fee shall be payable from and to the extent of the corresponding fee paid by that Class pursuant to its distribution and service plan under Rule 12b-1 under the 40 Act.

     b. For purposes of calculating the fees described in Schedule C, the value of Client assets invested in the Classes shall be determined in accordance with the then-effective prospectus(es) and SAI(s) of the Classes.

     c.The fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that the amounts paid hereunder shall not exceed any limitations, including permissible interest, imposed by applicable NASD or SEC rules.

4.   NO LIMITATION
     -------------

     a.The provisions of this Agreement in no way shall limit the authority of Distributor or any Fund to take such action as it or they may deem appropriate or advisable in connection with all matters relating to the operations of a Class and/or the sale of Class shares. All purchases and sales are subject to the terms of the Class's then-current prospectus. The Board of Directors/Trustees of the Fund (hereinafter the "BOARD") may refuse to sell Fund shares to any person, or suspend or terminate the offering of Fund shares if such action is required by law or by regulatory authorities having jurisdiction, or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund.

     b.Distributor agrees that, at the Company's request, any full or fractional shares of the Funds held by the Company will be redeemed and such request will ordinarily be executed on a daily basis at the net asset value next computed after receipt by the Fund or its designee, except that
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PAGE 46
Company acknowledges that the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 40 Act and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then-current prospectus.


5.   RECORDS AND REPORTING
     ---------------------

     Company will maintain and preserve all records as required by law in connection with its provision of Services under this Agreement. Upon the reasonable request of Distributor, a Fund or the transfer agent for a Class, Company will provide timely copies of: (a) historical records relating to Client transactions involving the Class; (b) written communications regarding the Class to or from Clients; and (c) other materials relating to the provision of Services by Company under this Agreement.


6.   REPRESENTATIONS AND WARRANTIES OF DISTRIBUTOR
     ---------------------------------------------

     Distributor represents and warrants to the Company that:

     a. It is a corporation duly organized, existing and in good standing under the laws of the State of Maryland.

     b. It is a broker dealer registered under the 34 Act.

     c. Shares of the Classes are registered and authorized for sale in accordance with any and all applicable federal and state securities laws.

     d. It is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of or on behalf of the Classes.

     e. It agrees to notify the Company promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.


7.   REPRESENTATION, WARRANTIES AND COVENANTS OF COMPANY
     ---------------------------------------------------

     Company represents, warrants and covenants to Distributor that:

     a. It is a _______________ duly organized, existing in good standing under the laws of the State of ________________.

     b. It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agree-

PAGE 47
       ments of Company.

     c. It has all requisite licenses and authority to carry on its business in all jurisdictions in which it conducts business.

     d. It has the necessary facilities, equipment and qualified personnel to perform its duties and obligations hereunder in accordance with (1) the terms of this Agreement, in a businesslike and competent manner, (2) all laws, rules and regulations (3) the Funds' prospectuses and SAIs, and (4) the highest industry standards.

     e. In case of any requests or demands for the inspection of Client records of a Class by any governmental agency or otherwise pertaining to any aspect of the duties covered by this Agreement, it will promptly notify Distributor in writing as to such inspection prior to turning over such records.

     f. It will disclose to Clients the arrangements provided for in this agreement.

     g. It agrees to notify the Distributor promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

     h. It covenants and agrees that it will not make any representations about a Class except to the extent such representations: (i) are contained in the Class's current prospectus, SAI, as amended from time to time, or sales literature approved by Distributor; (ii) are consistent with information contained in such materials; or (iii) are otherwise authorized by or on behalf of the applicable Fund.

     i. Its acceptance of the fee is in compliance with all applicable rules and regulations and will not constitute a non-exempt "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code.


8.   USE OF NAMES
     ------------

     a.
Company shall furnish, or shall cause to be furnished, to the Distributor or its designee, each piece of sales literature or other promotional material that the Company develops or uses and in which a Class, Distributor, or a Fund's investment adviser is named, at least fifteen calendar days prior to its use. No such material shall be used if Distributor or its designee reasonably object to such use within fifteen calendar days after receipt of such material. The Distributor or its designee reserves the right to reasonably object to the continued use of such material, and no such material shall be used if the affected Fund or its designee so object.

     b. Company acknowledges and agrees that neither Distributor nor its affiliates are responsible for any information contained in any advertising or marketing materials prepared by Company, except for information provided by Distributor or contained in any Class then-current

PAGE 48
prospectus, SAI, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by Distributor.


9. PROVISION OF MATERIALS
   ----------------------

     a. Distributor shall furnish Company with current prospectuses and SAIs of the Classes (including any supplements thereto), periodic reports and marketing and other materials relating to the Classes in such quantities as Company reasonably requests.

     b. Company, at its expense, will send prospectuses and SAIs to Clients and prospective Clients requesting them through Company. Company will also send a Class prospectus with the trade confirmation or before the purchase trade confirmation is received by Client, for the initial purchase of the Class, and will send an updated prospectus annually to shareholders in the Class.


10.   LIABILITY AND INDEMNIFICATION
      -----------------------------

     a. Distributor shall indemnify, defend and protect Company, its employees, officers and directors, and hold each of them harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees, and expenses of any nature it or they incur ("Losses") arising out of or from, with respect to each Class: (i) any material misstatement in omission of a material fact from the Class's then-current prospectus, registration statement, SAI, annual report or proxy statement or any advertising or promotional material generated by Distributor; (ii) any Class data furnished to Company by or on behalf of Distributor or the Class; (iii) any failure of Distributor or the Class for the Class's shares to be properly registered or qualified for sale and available for sale to the public under any applicable federal law and regulation or the applicable laws and regulations of any state, any US territory or the District of Columbia unless Distributor has notified Company in writing that the Class and its shares are not qualified for sale in a particular jurisdiction and Company sells shares of the Class in such jurisdiction after such notification; (iv) any material breach by Distributor of any representation, warranty, covenant, or agreement contained in this Agreement; and (v) the actions of Distributor relating to the processing of purchase, exchange, and redemption orders and the servicing of shareholder accounts to the extent such actions constitute willful misfeasance, bad faith or negligence by Distributor; provided, Company has not acted with willful misfeasance, bad faith or negligence.

     b. Company shall indemnify, defend and protect Distributor its employees, officers, directors, each Fund's officers and directors/trustees, and their respective affiliates and agents, free and harmless from and against any and all Losses arising out of or from, with respect to each Class: (i) any material statements or representations or omissions of material facts that Company makes concerning the Class that are inconsistent with either the Class's then-current prospectus, SAI, periodic reports to shareholders, proxy statements or any other material Distributor has provided in writing to Company; (ii) any sale of shares of the Class by Company where the Class or its shares are not properly registered or qualified for sale in any state, any US territory or the District of Columbia

PAGE 49
after Distributor has notified Company in writing that the Class and its shares are not qualified for sale in such jurisdiction; (iii) any material breach by Company of any representation, warranty, covenant, or agreement contained in this Agreement; and (iv) any actions of Company in connection with its performance of the Services to the extent such actions constitute willful misfeasance, bad faith or negligence by Company; provided, Distributor has not acted with bad faith, willful misfeasance or negligence.


11.   TERM AND TERMINATION OF AGREEMENT
      ---------------------------------


     This Agreement may be terminated by either party hereto at any time upon at least ninety (90) days' written notice by either party. Notwithstanding the foregoing, this Agreement is terminable (i) upon less than ninety (90) day's notice if required by law, rule, regulation, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party and (ii) by any party at any time by giving 30 day's written notice to the other party(ies) in the event of a material breach of this Agreement by the other party or parties that is not cured during such 30-day period. Pursuant to the terms of this Section 11, this agreement may also be terminated by any Class listed on Schedule A on behalf of itself and such termination will not affect the continuation of this agreement with respect to the other Classes listed on Schedule A.


12.   NOTICES
      -------

     All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by facsimile, express delivery or registered or certified mail, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to the other party.

               Company:       _________________________
                         _________________________
                         _________________________
                          Attn:     _________________________

               Distributor:         T. Rowe Price Investment Services, Inc.
                          100 East Pratt Street
                          Baltimore, MD. 21202
                          Attn: Steve Larson
                          cc: Laura Chasney, Esq.

Any notice, demand or other communication given in a manner prescribed in this
Section 12 shall be deemed to have been delivered on receipt.


13.   NON-EXCLUSIVITY
      ---------------
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PAGE 50

     Each party to this Agreement acknowledges that the other party hereto may enter into similar agreements with third parties.


14.   MISCELLANEOUS
      -------------

     a. This Agreement represents the entire agreement between the parties with regard to the matters described herein, and may not be modified or amended except by written instrument executed by both parties. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement is made and shall be construed under the laws of the State of Maryland without giving effect to principles of conflict of laws. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, any party hereto may execute this Agreement by signing any such counterpart.

     b. The provisions of Section 10 shall survive the termination of this Agreement.

     c. All Exhibits and Schedules, as they may be amended from time to time, are incorporated herein by reference and made part of this Agreement.

     IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

T. ROWE PRICE INVESTMENT                                COMPANY
SERVICES, INC.


By: _____________________________

By: _____________________________


Name: __________________________

Name: ___________________________


Title:    __________________________

Title: ____________________________

PAGE 51
                                   SCHEDULE A
                                   ----------

Listing of Classes

PAGE 52
                                   SCHEDULE B
                                   ----------

                              OPERATING PROCEDURES
                              --------------------

Except as otherwise indicated, all references to Company in this Schedule B shall be deemed to include any affiliate or agent of Company that is involved in communicating instructions to the Classes on behalf of Company.

If Company executes and settles transactions through the NSCC Fund/SERV system, operating procedures are set forth in the Fund/SERV Agreement or the Fund/SERV & Networking Agreement.

A. The Distributor will use its best efforts to provide Company, by 7:00 p.m. Eastern Time ("E.T.") on each business day, with the Class's closing net asset value ("NAV") for that day.

B. The Company will open one omnibus account per Class ("OMNIBUS ACCOUNT" or "ACCOUNT"). Subject to the Class having no objection, Company may open additional accounts from time to time to accommodate other investment options and features, and to consolidate existing accounts if and when appropriate. Distributor's affiliate T. Rowe Price Services, Inc. ("PRICE SERVICES") shall designate each such account with an account number. Account numbers will be the means of identification when the parties are transacting in the accounts. The parties acknowledge that the Omnibus Accounts subject hereto are registered in Company's name with interests held for the benefit of any number of account holders. The assets in the Omnibus Accounts are customer securities and are segregated from Company's own assets.

C. For each day on which any Client places with Company a purchase or redemption order for shares of a Class, Company shall aggregate all such purchase orders and aggregate all such redemption orders and communicate to Price Services' designated contact, by telephone or via facsimile, an aggregate purchase order and an aggregate redemption order for each Class. For purposes of this Agreement, a "business day" is any day the New York Stock Exchange ("NYSE") is open for trading (and for the T. Rowe Price Japan Fund the Tokyo Stock Exchange). Orders will be priced with that business day's NAV provided Company communicates the order to Price Services by 4:00 p.m. E.S.T. Any orders received after 4:00 p.m. will receive the next business day's NAV. All purchases and redemptions are subject to the terms and conditions of the Class's most current prospectus, including the Class's right to delay redemption proceeds or perform a redemption in kind for large redemptions.

D. For each day on which Company places a purchase order for any Class within the time designated for the Class, Company will wire proceeds to Price Services by 4:00 p.m. E.S.T. on the next business day after the trade date. If the wire is not received on the next business day, the order may be canceled and the Company will be responsible for any losses incurred by the Class due to such cancellation.

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PAGE 53
E. Except as otherwise provided in the Class's then-current prospectus, for each business day on which Company places a redemption order for any Class within the time designated for such Class, Price Services will send to Company the proceeds by wire transfer by 4:00 p.m. E.S.T. on the next business day following the trade date for the applicable redemption orders; provided that Price Services may, in its discretion, send such proceeds by check if the aggregate amount of the redemption is less than an agreed upon dollar amount.

F. The cost of the wire transfer is the responsibility of the party sending the wire. The interest cost associated with any delayed wire is the responsibility of the party sending the wire.

G. Price Services shall provide Company with all distribution announcement information as soon as it is announced for such Class. The distribution information shall set forth ex-date, record date, payable date, distribution rate per share, record date share balances, cash and reinvested payment amounts.

H. Company agrees to examine each confirmation received for a transaction. Company agrees to report to Price Services immediately, but no later than 5 business days, any discrepancies discovered in the confirmation statement. Any errors caused by Company will be corrected based on the net asset value of the Class on the day the error is reported to Price Services.

PAGE 54
                                   SCHEDULE C
                                   ----------


                                      FEES
                                      ----

Out of the fees it receives pursuant to the Rule 12b-1 Plan for a Class, Distributor shall pay the following amounts to Company:


_________ of the average daily net asset value of all Client assets invested in that Class (including assets invested through reinvestment of dividends and distributions), payable quarterly, in arrears.

The fees described in this Schedule will be payable to Company within 30 days business days after the end of each quarter.